Exhibit 21.1

Subsidiaries of the Registrant*

Subsidiaries of Cree, Inc.	Jurisdiction
Cree Microwave, LLC	North Carolina
Cree Employee Services Corporation	North Carolina
CI Holdings, Limited	North Carolina
Cree Asia-Pacific, Inc.	North Carolina
Cree LED Lighting Solutions, Inc.	North Carolina
Cree Asia-Pacific Limited	Hong Kong
Cree Hong Kong Limited	Hong Kong
Cree Europe GmbH	Germany
Cree International GmbH	Switzerland

Subsidiaries of Cree LED Lighting Solutions, Inc.	Jurisdiction
Cree LED Lighting Solutions Hong Kong Limited	Hong Kong

Subsidiaries of Cree Hong Kong Limited	Jurisdiction
COTCO International Limited	Hong Kong
Cree Huizhou Opto Limited	People’s Republic of China
Cree Shanghai Opto Development Limited	People’s Republic of China

Subsidiaries of COTCO International Limited	Jurisdiction
Cree Japan Limited	Japan

*	As of June 29, 2008